EXHIBIT 99.1

WII COMPONENTS, INC.

PRESS RELEASE

Investor Contact:
Dale B. Herbst
(320) 656-2303
dherbst@woodcraftind.com

FOR IMMEDIATE RELEASE

WII COMPONENTS, INC. REPORTS
FOURTH QUARTER AND FISCAL YEAR ENDED DECEMBER 31, 2004 RESULTS

Conference Call Scheduled for
February 23, 2005, at 4:00 p.m. (EST)

St. Cloud, MN, February 23, 2005 – WII Components, Inc. today reported results for the fourth quarter and fiscal year ended December 31, 2004.

Results for the Fourth Quarter 2004

Net sales for the fourth quarter 2004 increased approximately $8.4 million to $51.9 million, or 19.3% compared to the fourth quarter of 2003.  This increase primarily relates to increases in volume due in part to overall industry growth and in part to market share gain, and upward price adjustments due to increases in raw material costs.

Gross profit in the fourth quarter increased by approximately $2.5 million or 35.7% to $9.5 million up from last year’s fourth quarter gross profit of $7.0 million.  As a percentage of net sales, the gross profit increased 220 basis points.  This increase results from improved operating efficiencies, lower medical and worker’s compensation costs, and by leveraging our fixed costs over a larger sales base.  This increase is partially offset by increases in raw material cost.

Net income for the fourth quarter was $2.0 million, which is up approximately $0.7 million from a net income of $1.3 million for the fourth quarter last year.  This increase was mainly due to the increased gross profit, and partially offset with higher interest costs.  The fourth quarter 2004 includes approximately $0.7 million, net of tax, for higher interest cost related to the increase in indebtedness and higher interest rate in connection with the issuance of $120.0 million senior notes in February 2004.

EBITDA for the fourth quarter was $8.4 million, up $2.9 million compared to $5.5 million for the same quarter last year.  EBITDA after certain adjustments was $8.8 million, up approximately $3.1 million from an adjusted EBITDA of $5.7 million in the fourth quarter last year.

Results for the Fiscal Year 2004

Net sales for the year ended December 31, 2004 increased approximately $29.5 million to $203.1 million, or 17.0% compared to 2003.

Net income for the year ended December 31, 2004 was $4.3 million, a decrease of approximately $4.8 million from net income of $9.1 million for same period in 2003.  Net income for the year ended December 31, 2004 includes approximately $3.5 million, net of tax, for higher interest cost related to the increase in debt and higher interest rate in connection with the issuance of $120.0 million senior notes in February 2004.  It also includes approximately $2.1 million, net of tax, for a write-off of financing fees related to the senior credit facility from April 2003, which was subsequently paid off in February 2004.

EBITDA for the year ended December 31, 2004 was $25.8 million, down $1.0 million compared to $26.8 million for the same period last year.  EBITDA after certain adjustments was $32.0 million, up approximately $2.0 million from an adjusted EBITDA of $30.0 million in the same period last year.

Total indebtedness as of December 31, 2004, includes the company’s 10% Senior Notes Due 2012, is $123.1 million.  This is a decrease of $4.2 million from September 30, 2004 due to a reduction on the senior secured revolving credit facility and payments on capital leases.  The company’s senior secured revolving credit facility, which has borrowing capacity up to $25.0 million, had a zero balance as of December 31, 2004.  The leverage ratio was 3.9 times as of December 31, 2004, which is down from 4.4 times as of September 30, 2004.  Working capital was $10.6 million as of December 31, 2004, which is down $1.9 million from the September 30, 2004 balance of $12.5 million.  Capital expenditures were $5.7 million or approximately 2.8% of sales for the fiscal year of 2004.

EBITDA and Adjusted EBITDA

Management supplements the company’s financial statements with EBITDA, defined as earnings before interest, taxes, depreciation and amortization, which is a non-GAAP financial measure and also makes certain adjustments to EBITDA.  EBITDA is used because management believes it is a useful measure in the company’s operating performance compared to that of other companies in the company’s industry and also of the company’s ability to service debt.  Management believes this for several reasons.  First, these measures eliminate the effect of long-term financing, income taxes and the accounting effects of capital expenditures, all of which may vary for different companies for reasons unrelated to overall operating performance.  Next, EBITDA eliminates certain historical charges that management believes aren’t relevant to the evaluation of the company’s ongoing operations.  However, neither EBITDA nor adjusted EBITDA is a measure of performance or liquidity under GAAP and neither should be considered as an alternative to net income or net cash flows provided by operating activities as determined in accordance with GAAP.  The company’s calculation of EBITDA and adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

Investor Conference Call

WII Components, Inc.’s conference call for investors, analysts, and the media will be held on February 23, 2005, starting at 4:00 p.m. (EST).  Participating in the call will be John Fitzpatrick, CEO, and Dale Herbst, CFO.  To participate, please call (800) 938-0653.

A digitized replay of the conference call will be available after the conference call for approximately 1 week and can be accessed by dialing (877) 519-4471 and entering the access code of 5740917.

WII Components, Inc. is one of the leading manufacturers of hardwood cabinet doors, hardwood components and engineered wood products in the United States. The company is headquartered in St. Cloud, Minnesota, and, together with its subsidiaries, has manufacturing plants in St. Cloud, Minnesota, Foreston, Minnesota, Bowling Green, Kentucky, Wahpeton, North Dakota, Orwell, Ohio and Molalla, Oregon.

Statements made in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements that are predictive in nature, that depend upon or refer to future events or conditions that include words such as “believe”, “anticipate”, “expect”, “will”, “may”, “estimate”, “should”, “continue”, “plans”, “intends”, “likely” or other similar expressions are forward-looking statements.  Any forward-looking statements reflect WII Components’ current views about future results of operations and other forward-looking information.  You should not rely on forward-looking statements because WII Components’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include WII Components’ leverage, covenants under its borrowing agreements, changes in the economy in general and the home building, home repair and remodeling industry in particular, changes in the price of raw materials, WII Components’ ability to integrate acquisitions, the effect of acquisitions on earnings, disruptions in the delivery of goods or its products, competition and changes in its costs including cost of labor.  WII Components does not intend to, and undertakes no duty to, update the information disclosed in this press release.

WII COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

DECEMBER 31, 2004 AND DECEMBER 31, 2003

(In thousands)

	(Unaudited)
	December 31,	December 31,
	2004	2003
ASSETS

CURRENT ASSETS:
Cash	$2	$39
Accounts receivable-net	9,564	9,158
Inventories	16,742	13,327
Other current assets	3,381	4,848

Total current assets	29,689	27,372

PROPERTY, PLANT, AND EQUIPMENT, NET	42,252	37,023

OTHER ASSETS	123,046	109,530

TOTAL	$194,987	$173,925

LIABILITES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$—	$24,627
Accounts payable	5,808	6,071
Accrued payroll	3,207	2,626
Other current liabilities	10,035	8,180

Total current liabilities	19,050	41,504

LONG-TERM DEBT, NET OF CURRENT MATURITIES	120,000	70,321

OTHER NONCURRENT LIABILITIES	6,720	7,966

STOCKHOLDER’S EQUITY	49,217	54,134

TOTAL	$194,987	$173,925

WII COMPONENTS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

	(Unaudited)	(Unaudited)
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003

NET SALES	$51,857	$43,509

COST OF SALES	42,333	36,481

Gross Profit	9,524	7,028

OPERATING EXPENSES	2,711	2,876

OPERATING INCOME	6,813	4,152

INTEREST EXPENSE	(3,373)	(2,190)
OTHER INCOME (EXPENSE)	(3)	19

INCOME BEFORE PROVISION FOR INCOME TAXES	3,437	1,981

PROVISION FOR INCOME TAXES	1,404	703

NET INCOME	$2,033	$1,278

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND
WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

	(Unaudited) Successor Year Ended December 31, 2004	Successor Nine Months Ended December 31, 2003	Predecessor Three Months Ended March 31, 2003

NET SALES	$203,066	$132,647	$40,980

COST OF SALES	167,042	107,478	32,071

Gross Profit	36,024	25,169	8,909

OPERATING EXPENSES	12,880	8,490	4,188
OPERATING INCOME	23,144	16,679	4,721

INTEREST EXPENSE	(12,767)	(6,343)	(835)
OTHER INCOME (EXPENSE)	(3,414)	68	28

INCOME BEFORE PROVISION FOR INCOME TAXES	6,963	10,404	3,914

PROVISION FOR INCOME TAXES	2,684	3,852	1,404

NET INCOME	$4,279	$6,552	$2,510

We recommend you review these unaudited financial statements in conjunction with the December 31, 2003 audited financials posted on our web site.  WII Components, Inc. (formerly WII Holdings, Inc. and referred to herein as the “Successor”), a Delaware corporation, was formed to acquire 100% of the common stock of Woodcraft Industries, Inc. and Subsidiaries (the “Predecessor”) in a buyout from the former owners.  On April 9, 2003, pursuant to a sale agreement between WII Components, Inc. and the former owners, WII Components, Inc. acquired the common stock of Woodcraft Industries, Inc.  For accounting purposes, the acquisition date is considered to be April 1, 2003.  WII Components, Inc. has no independent assets or operations separate from its consolidated subsidiaries.

WII COMPONENTS, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

(In thousands)

	(Unaudited)	(Unaudited)
	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003

NET INCOME	$2,033	$1,278

Interest Expense	3,373	2,190

Income Tax Expense	1,404	703

Depreciation and Amortization	1,611	1,299

EBITDA	8,421	5,470

Consulting Fees (a)	0	150

LIFO Adjustment (b)	220	73

Stock Compensation Expense (c)	192	0

Gain on Sale of Assets	(48)	(3)

ADJUSTED EBITDA	$8,785	$5,690

(a)            Represents consulting fees paid to a former majority shareholder of PrimeWood, Inc. pursuant to an agreement that expired June 2004.

(b)           Represents non-cash adjustments to inventory and cost of sales due to the selection of the last-in, first-out, or LIFO method of valuing inventory for tax and accounting purposes.

(c)            Represents stock compensation expense related to stock option variable accounting.

WII COMPONENTS, INC. AND SUBSIDIARIES (SUCCESSOR), AND
WOODCRAFT INDUSTRIES, INC. AND SUBSIDIARIES (PREDECESSOR)

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

(In thousands)

	(Unaudited) Successor Year Ended December 31, 2004	(Unaudited) Successor Nine Months Ended December 31, 2003	(Unaudited) Predecessor Three Months Ended March 31, 2003
NET INCOME	$4,279	$6,552	$2,510

Interest Expense	12,767	6,343	835

Income Tax Expense	2,684	3,852	1,404

Depreciation and Amortization	6,071	4,052	1,283

EBITDA	25,801	20,799	6,032

Management Fees (a)	0	0	81

Consulting Fees (b)	275	450	150

LIFO Adjustment (c)	807	143	288

Stock and Other Incentive Compensation Expense (d)	1,653	0	1,841

Financing Fees (e)	3,454	0	0

Loss (Gain) on Sale of Assets	(37)	(7)	218

ADJUSTED EBITDA	$31,953	$21,385	$8,610

(a)            Represents periodic fees paid to the private equity firm, which managed the equity fund that owned the Predecessor prior to our acquisition by Behrman Capital III L.P.

(b)           Represents consulting fees paid to a former majority shareholder of PrimeWood, Inc. pursuant to an agreement that expired June 2004.

(c)            Represents non-cash adjustments to inventory and cost of sales due to the selection of the last-in, first-out, or LIFO method of valuing inventory for tax and accounting purposes.

(d)           Represents stock compensation expense related to stock option variable accounting and the issuance of common stock, additional incentive compensation to certain key employees in recognition of our improved financial performance and the successful completion of the offering of our 10% Senior Notes Due 2012 and includes cash payments in 2003 to holders of our capital stock for certain tax liabilities incurred upon the sale of capital stock in connection with our acquisition by Behrman Capital III, L.P.

(e)            Represents the write-off of financing fees related to the senior credit facility from the April 2003 acquisition.